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EXHIBIT 4.7

                          CONSULTING SERVICES AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into and is effective as of the 19th day of June 2002 BY AND BETWEEN Genius Products, Inc. 11250 El Camino Real Suite 100 San Diego CA, 92130 (the "Company") AND Bryan Kos with principal address at 297 Chemin Benoit, St. Sauveur, Quebec JOR 1R7 Canada ("Consultant").

                                    WHEREAS:

A. Consultant acknowledges and agrees that he has received and reviewed a copy of the Company's most recent audited financial statements together with related business plan and related documents.

B. Consultant warrants and represents that he is an "Accredited Investor" as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933 and he understands that the Company is relying upon his representations in connection with the Company's issuances of its Common Stock to Consultant as contemplated by this Agreement.

C. Consultant warrants and represents that he is experienced and sophisticated in making investments for the purchase of the securities of small companies whose securities are traded on a limited basis.

D. Consultant warrants and represents that he understands that the purchase of the Company's Common Stock involves significant risks that are beyond the control of the Company and there can be no assurance that any shares of the Company's Common Stock acquired by Consultant will maintain their value.

E. The Company seeks Consultant's assistance in connection with its business plan and business strategy and Consultant is willing to render all said assistance subject to the terms and conditions of this Agreement.

                   NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.0 DESCRIPTION OF CONSULTING SERVICES. Consultant agrees to provide the following consulting services:


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o        1.0.1 Assist in the product & corporate imaging advertising identifying prospective strategic partners for technology development; and Website design.

2.1 FEE TO BE PAID CONSULTANT. In consideration for the services to be rendered by Consultant as described in Section 1.0 of this Agreement, the Company shall pay Consultant the sum of:

         o $50,000 in shares - price per share to be that on the day that the Company gives the "go-ahead".

         o        $25,000 in stock due the day the Company gives the "go-ahead"

         o        $25,000 due 30 days after "go-ahead" date

                  The Company can cancel anytime after the first payment if they are not happy with the results. The Company shall, at its sole expense, prepare and file a Registration Statement under Form S-8 for the registration of the Shares to be issued to Consultant. Consultant shall cooperate with the Company and provide any information or documents reasonably needed by the Company to prepare and file said Registration Statement. Consultant shall not have any liability for any costs incurred by the Company in connection with the filing and preparation of the Registration Statement or compliance with any state or federal securities laws, rules, or regulations thereunder. All costs and expenses incurred in connection with the preparation and filing of the Registration Statement are the sole responsibility of the Company.

3.0 LIMITATION ON SCOPE OF CONSULTING SERVICES. Both the Company and Consultant acknowledge and agree that the services rendered by Consultant under this

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Agreement shall not: (i) directly or indirectly promote or maintain a market for the Company's securities; (ii) assist the Company in raising capital; or (iii) assist the Company in effecting a merger or acquisition.

4.0 OBLIGATIONS OF COMPANY. The Company shall cooperate with Consultant, provide Consultant with copies of all reports, correspondence, agreements, other documents and information requested by Consultant in a timely manner. The parties hereto expressly agree that Consultant's due diligence inquiry and evaluation of the Company's affairs requires that the information required by Consultant shall be broadly construed but both parties understand that if the Company requires any information to remain confidential, Consultant and Consultant's agents shall not release said information without the written consent of the Company.

5.0 LENGTH OF AGREEMENT This Agreement will be for two (2) months and will begin on a date at the discretion of the Company which is yet to be determined and which will be included in an addendum to this agreement.

6.0 TERMINATION This agreement may be terminated by either party hereto at any time after the first two months with or without cause upon thirty (30) days' written notice.

7.0  MISCELLANEOUS.

7.0.1 SUCCESSORS. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the parties to this Agreement.

7.0.2 INDEPENDENT COUNSEL. Each of the parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

7.0.3 INTEGRATION. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and

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agreements of the parties, whether written or unwritten, or related thereto.
Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

7.0.4 ATTORNEYS FEES. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

7.0.5 INTERPRETATION. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

7.0.6 CAPTIONS. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

7.0.7 AMENDMENTS. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought.

7.0.8 SEVERANCE. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

7.0.9 COUNTERPARTS & CHOICE OF LAW. This Agreement may be executed in any number of counterparts. This Agreement shall be governed by the laws of the State of California as if this Agreement were entirely performed and acts contemplated by this Agreement were rendered solely within the State of California.

7.0.10 EXPENSES ASSOCIATED WITH THIS AGREEMENT. Each of the parties hereto agrees to bear its own costs, attorneys fees and related expenses associated with this Agreement.

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7.0.11 EQUITABLE REMEDIES. In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance. The remedy shall not be exclusive and shall be in addition to any other remedy available.

7.0.12 ARBITRATION. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in St. Sauveur, Quebec. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 6.0.4 above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

7.0.12 POWER TO BIND. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

                  [Remainder of page intentionally left blank.]

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR THE COMPANY:

By: /S/ KLAUS MOELLER
   ------------------------------------------
   Klaus Moeller, CEO - Genius Products, Inc.

Its: CEO
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FOR CONSULTANT:

By: /S/ BRYAN KOS
   ------------------------------------------
    Bryan Kos

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